EXHIBIT 99

FOR IMMEDIATE RELEASE                 Contact:  Joe Winn, Chief Financial
                                                Officer or Emily Farina,
                                                Director of Investor Relations
                                                Tel:  (617) 375-7500


               AMERICAN TOWER SYSTEMS ANNOUNCES COMMITMENT TO FUND
                TAX REIMBURSEMENT OBLIGATION TO CBS CORPORATION


Boston, Massachusetts--June 3, 1998--American Tower Systems Corporation, a subsidiary of American Radio Systems Corporation (NYSE:AFM), announced today that it has received a commitment to fund its tax reimbursement obligation to CBS Corporation pursuant to the pending merger with American Radio, expected to occur this week, currently estimated at between approximately $305.0 and $330.0 million, depending on applicable state tax rates. The tax reimbursement would change by between approximately $20.5 and $22.5 million for each $1.00 change in the "fair market value" of the American Tower common stock, again depending on the applicable state tax rates.

American Tower stated that it intends to sell a sufficient amount of such preferred stock to fund the tax reimbursement obligation that relates to the distribution of the American Tower common stock to the American Radio security holders and certain related transactions. Pursuant to the CBS merger, stockholders of American Radio will receive $44.00 per share in cash and one share of common stock of American Tower for each share of American Radio common stock owned by them. Upon consummation of the CBS merger, American Radio will become a subsidiary of CBS and American Tower will be an independent publicly owned company whose Class A Common Stock will be traded on the New York Stock Exchange under the symbol "AMT."

American Tower is also obligated to make certain closing date balance sheet adjustment payments to CBS, based on the working capital and debt levels of American Radio at the time of the CBS merger. Although it is unable to state definitively the amount of such required payments because of, among other things, the uncertainty of recent operating results and cash capital expenditures of American Radio and the amount of merger expenses, American Tower estimates such obligation to CBS will not be more than $85.0 million, including the related tax reimbursement obligation. American Tower intends to fund such obligation through bank borrowings.

Steve Dodge, American's Chairman & CEO, stated, "While we appreciate investor enthusiasm, we are very concerned that the market is failing to understand or adequately consider the huge tax liability that the run up in our stock price generates. This is a potentially massive number that materially diminishes the company's ability to pursue productive growth opportunities going forward."

The tax reimbursement estimates described above are based on the assumption that the "fair market value" of American Radio's stock interest in American Tower at the time of the CBS merger would be equal to the $22 7/16 per share closing price of the American Tower Class A Common Stock in the over the counter market on June 2, 1998, and on certain other assumptions and interpretations of various applicable income tax rules, and are subject to change.

American Tower has filed a registration statement under the Securities Act of 1933, as amended, offering an aggregate of 23,619,871 shares of Class A Common Stock, of which 20,000,000 shares are to be sold on behalf of American Tower. Proceeds of the company's offering will be used to redeem the preferred stock and to reduce bank borrowings.

American Tower is a leading independent owner and operator of wireless communications sites in the United States, and, giving effect to pending acquisitions, including the merger with American Tower Corporation which is expected to close shortly, operates more than 1,800 towers in 44 states and the District of Columbia.






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